FOR FURTHER INFORMATION AT THE COMPANY:
Karen J. Dearing
Chief Financial Officer
(248) 208-2500

Sun Communities, Inc. Announces Closing of $450 Million Senior Unsecured Line of Credit, Sale and Acquisition of Assets and Repurchase of Series A-4 Preferred Stock

Southfield, MI, August 20, 2015 - Sun Communities, Inc. (NYSE: SUI) (the “Company”), a real estate investment trust (“REIT”) that owns and operates manufactured housing and recreational vehicle communities reported that it has completed the transactions described below.

On August 19, 2015 the Company entered into a senior unsecured credit facility in the amount of $450.0 million, comprised of a $392.0 million revolving loan and $58.0 million term Loan (the "Facility") which has a built in accordion feature allowing up to $300.0 million in additional borrowings upon the satisfaction of certain conditions. The Facility has a four-year term with two six-month extension options and bears interest at a floating rate based on Eurodollar plus a margin that is determined based on the Company's leverage ratio calculated in accordance with the Facility, which can range from 1.40% to 2.25% for the revolving loan and 1.35% to 2.20% for the term loan. Based on the Company's current leverage ratio, the initial margin will be 1.45% and 1.40% on the revolving and term loans, respectively. The Facility replaces the Company's $350.0 million senior secured revolving line of credit which was scheduled to mature on May 14, 2017.

On August 19, 2015 the Company completed the sale of three manufactured home communities and associated homes and notes for a sales price of $32.5 million. These communities are comprised of approximately 900 sites; two of the communities are located in Ohio and one is located in Michigan.

On August 13, 2015, the Company acquired a recreational vehicle resort containing 391 sites located in Crystal River, Florida. On July 31, 2015, the Company acquired two recreational vehicle resorts, one of which is an ocean front resort located in Berlin, Maryland, comprised of 584 sites and the other of which is located in Whaleyville, Maryland comprised of 210 sites. These three high-quality recreational vehicle communities were purchased for $76.1 million in cash.

As of August 10, 2015, pursuant to a repurchase agreement with certain holders of the Company’s 6.50% Series A-4 Cumulative Convertible Preferred Stock, the Company repurchased 4,066,586 Series A-4 preferred shares, which includes 45,153 shares that settled on August 18, 2015. Each Series A-4 preferred share was purchased at a price equal to $30.90 plus $0.18 for accrued and unpaid distributions. After the repurchases described above there are 2,298,184 Series A-4 preferred shares outstanding.

Sun Communities, Inc. is a REIT that currently owns and operates a portfolio of 251 communities comprising approximately 93,350 developed sites.

For more information about Sun Communities, Inc. visit our website at www.suncommunities.com

Forward Looking Statements

This press release contains various "forward-looking statements" within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and the Company intends that such forward-looking statements will be subject to the safe harbors created thereby. Forward-looking statements can be identified by words such as "will," "may," "could," "expect," "anticipate," "believes," "intends," "should," "plans," "estimates," "approximate", "guidance" and similar expressions in this press release that predict or indicate future events and trends and that do not report historical matters.

These forward-looking statements reflect the Company's current views with respect to future events and financial performance, but involve known and unknown risks, uncertainties, and other factors, some of which are beyond the Company's control. These risks, uncertainties, and other factors may cause the actual results of the Company to be materially different from any future results expressed or implied by such forward-looking statements. Such risks and uncertainties include national, regional and local economic climates; the ability to maintain rental rates and occupancy levels; competitive market forces; changes in market rates of interest; the ability of manufactured home buyers to obtain financing; the level of repossessions by manufactured home lenders; difficulties in the Company's ability to complete and integrate acquisitions (including the acquisitions described above), developments and expansions successfully; and those risks and uncertainties referenced under the headings entitled "Risk Factors" contained in the Company's annual report on Form 10-K, and the Company's other periodic filings with the Securities and Exchange Commission.

The forward-looking statements contained in this press release speak only as of the date hereof and the Company expressly disclaims any obligation to provide public updates, revisions or amendments to any forward- looking statements made herein to reflect changes in the Company's assumptions, expectations of future events, or trends.